Exhibit 99.1

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USG CORPORATION REPORTS SECOND QUARTER 2004 NET SALES OF
$1.1 BILLION AND NET EARNINGS OF $80 MILLION

     Second Quarter 2004 vs. Second Quarter 2003

•	Net sales increased 25 percent to a record level of $1.1 billion

•	Net earnings increased $49 million

•	Record shipments

•	Cost pressures continue

     CHICAGO, July 27, 2004 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter net sales of $1.1 billion, a record for any quarter in USG’s history, and net earnings of $80 million. Net sales increased $231 million and net earnings more than doubled compared with the second quarter of last year. Diluted earnings per share for the second quarter of 2004 were $1.86 compared with $0.73 in the same period a year ago.

     “Our financial performance demonstrates that USG has positioned its businesses well to capitalize on the strength of the new housing and residential remodeling markets,” said USG Corporation Chairman, CEO and President William C. Foote. “Product shipments were at an all-time

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/2

high in the second quarter and market selling prices for gypsum wallboard have risen throughout the year. Our strong sales and solid profit performance were somewhat hindered by continuing cost pressures, including higher raw material, energy and employee benefit costs, which were partially offset by increased manufacturing efficiencies and other cost reductions.”

     Commenting on his outlook for the business, Mr. Foote said, “Overall, our outlook for the remainder of the year is favorable. We expect the residential market to remain strong, though the exceptional levels of activity seen in the first half may moderate. This should allow our shipments of SHEETROCK® Brand gypsum wallboard to continue at a relatively high level. While we expect rising costs to remain a challenge for the remainder of the year, we remain committed to our goal of profitable growth.”

     Net sales for the first six months of 2004 were $2.2 billion versus net sales of $1.8 billion for the same period in 2003. USG reported net earnings of $137 million for the first six months of this year compared with net earnings of $37 million for the same period a year ago. Net earnings for the first half of 2003 included a noncash, after-tax charge of $16 million related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.” Net earnings before the cumulative effect of this accounting change for the first half of last year were $53 million.

     Diluted earnings per share for the first six months of 2004 were $3.18 compared with $0.86 for the first six months of 2003. Diluted earnings per share for the first six months of 2003 were $1.24 before the cumulative effect of the aforementioned accounting change.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/3

Core Business Results

North American Gypsum

     USG’s North American gypsum business recorded net sales of $678 million and operating profit of $102 million in the second quarter. Second quarter net sales increased by $112 million while operating profit more than doubled compared with the same period a year ago.

     United States Gypsum Company (“U.S. Gypsum”) recorded second quarter 2004 net sales of $617 million and operating profit of $87 million, increases of $105 million and $51 million, respectively, compared with the second quarter of 2003. U.S. Gypsum’s strong performance during the quarter was mainly attributable to improved pricing and record shipments of the company’s SHEETROCK Brand gypsum wallboard.

     In the second quarter of 2004, U.S. Gypsum’s shipments of SHEETROCK Brand gypsum wallboard were a record for any quarter in USG’s history. Wallboard shipments totaled 2.8 billion square feet, 8 percent higher than shipments in the second quarter last year. U.S. Gypsum’s nationwide average realized price of wallboard was $118.47 per thousand square feet during the second quarter compared with $100.47 in the second quarter of last year.

     U.S. Gypsum also continued to grow sales of its complementary products. It achieved record second quarter shipments of SHEETROCK Brand joint compounds, DUROCK® Brand Cement Board products and FIBEROCK® Brand Gypsum Fiber Panels.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/4

     The gypsum division of Canada-based CGC Inc. reported second quarter 2004 net sales of $68 million and operating profit of $9 million. Sales increased by $6 million, and operating profit improved $2 million versus the prior year. Most of the improvement in results was due to higher shipments of SHEETROCK Brand gypsum wallboard, partially offset by slightly lower wallboard and joint compound selling prices.

Worldwide Ceilings

     USG’s worldwide ceilings business reported second quarter net sales of $190 million, an increase of $36 million compared with the second quarter of 2003. Operating profit increased to $26 million, an improvement of $17 million over the same period a year ago.

     USG’s domestic ceilings business, USG Interiors, reported second quarter 2004 sales and operating profit of $135 million and $19 million, respectively. Net sales increased $21 million and operating profit improved by $12 million. Factors behind the improvement in sales and operating profit include a surge in sales of ceiling grid, higher selling prices for ceiling tile and grid, and the implementation of new sales and distribution policies. Steel costs have risen due to a global steel shortage and are expected to continue to rise during the second half of 2004 but at a lesser rate than the first half of the year. Concerns over this shortage and the related increases in steel costs caused the surge in demand for ceiling grid during the first half of 2004.

     USG International reported a profit of $4 million, an increase of $3 million over last year’s second quarter. These results improved largely due to increased demand for USG’s ceiling grid in Europe. Operating profit for the ceilings division of CGC Inc. was $3 million in the quarter, versus $1 million in the same period a year ago.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/5

Building Products Distribution

     L&W Supply, USG’s building products distribution business, reported second quarter 2004 net sales of $454 million and operating profit of $31 million. Sales and operating profit increased $129 million and $15 million, respectively, over the second quarter of 2003. The higher sales and profit reflect record second quarter shipments and improved pricing of most product lines. L&W’s wallboard shipments were up 12 percent versus the second quarter of 2003.

Other Consolidated Information

     Second quarter 2004 selling and administrative expenses of $79 million declined by $2 million versus the second quarter of 2003. Reductions in these expenses primarily reflect lower expenses related to the bankruptcy court-approved key employee retention plan, the favorable impact of a fourth quarter 2003 salaried workforce reduction program, and other cost reduction initiatives. These favorable factors were offset in part by higher employee benefit costs. Selling and administrative expenses as a percent of net sales were 7 percent, compared with 9 percent in last year’s second quarter.

     Interest expense of $1 million was incurred in the second quarter of 2004, versus $2 million in the same period a year ago. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing. Contractual interest expense not accrued or recorded on pre-petition debt totaled $18 million in the second quarter of

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/6

2004 and $35 million during the first half of the year. From the date of USG’s bankruptcy filing through June 30, 2004, contractual interest expense not accrued or recorded on pre-petition debt totaled $221 million.

     USG incurred Chapter 11 reorganization expenses of $4 million in the second quarter of 2004. This consisted of $6 million in legal and financial advisory fees, partially offset by $2 million in bankruptcy-related interest income. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.

     As of June 30, 2004, USG had $973 million of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, compared with $925 million as of March 31, 2004, and $947 as of December 31, 2003. Capital expenditures in the second quarter of 2004 were $27 million compared with $19 million in the corresponding 2003 period. For the first six months of 2004, capital expenditures were $47 million versus $36 million in the first six months of 2003.

Chapter 11 Reorganization

     USG and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.

     On May 17, 2004, the Third Circuit Court of Appeals removed U.S. District Court Judge Alfred M. Wolin from presiding over three asbestos-related Chapter 11 cases, including USG’s cases, based on motions brought by USG, the Unsecured Creditors Committee in USG’s case, and several other creditors in the other two cases. USG’s Chapter 11 cases have not yet been reassigned to a new district court judge.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/7

     In the second quarter of 2004, Judge Judith K. Fitzgerald, the bankruptcy judge presiding over USG’s Chapter 11 cases, entered an order directing the parties to enter into non-binding mediation relating to USG’s asbestos personal injury liability and the potential terms of a plan of reorganization. It is expected that mediation will begin in the third quarter of 2004.

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products: cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

# # #

This report contains forward-looking statements related to management’s expectations about future conditions. The effects of the Chapter 11 reorganization of USG and its principal domestic subsidiaries and the conduct, outcome and costs of the Chapter 11 reorganization, as well as the ultimate costs associated with the Corporation’s asbestos litigation, may differ from management’s expectations. Actual business or other conditions may also differ significantly from management’s expectations and accordingly affect the Corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of the global war on terrorism upon domestic and international economies and financial markets. The Corporation assumes no obligation to update any forward-looking information contained in this report.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Net sales	$1,145	$914	$2,165	$1,776
Cost of products sold	929	780	1,778	1,525
Selling & administrative expenses	79	81	156	161
Chapter 11 reorganization expenses	4	3	6	5

Operating profit	133	50	225	85
Interest expense	1	2	2	3
Interest income	(1)	(1)	(2)	(2)
Other expense (income), net	1	(5)	3	(5)

Earnings before income taxes and cumulative effect of accounting change	132	54	222	89
Income taxes	52	23	85	36

Earnings before cumulative effect of accounting change	80	31	137	53

Cumulative effect of accounting change, net of tax	—	—	—	(16)

Net earnings	80	31	137	37

Earnings per common share:
Basic and diluted before cumulative effect of accounting change	1.86	0.73	3.18	1.24
Cumulative effect of accounting change	—	—	—	(0.37)

Basic and diluted *	1.86	0.73	3.18	0.86

Other Information:
Depreciation, depletion and amortization	27	27	55	52
Capital expenditures	27	19	47	36
Dividends paid per common share	—	—	—	—
Average common shares	43,017,068	43,045,854	43,020,344	43,097,190
Average diluted common shares	43,017,971	43,045,854	43,021,448	43,097,190

*	The sum of the per-share components may not be the same as the total.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Net Sales:
North American Gypsum:
U.S. Gypsum Company	$617	$512	$1,191	$1,008
CGC Inc. (gypsum)	68	62	141	119
Other subsidiaries*	44	35	80	63
Eliminations	(51)	(43)	(95)	(82)

Total	678	566	1,317	1,108

Worldwide Ceilings:
USG Interiors, Inc.	135	114	255	224
USG International	54	42	100	82
CGC Inc. (ceilings)	15	12	28	22
Eliminations	(14)	(14)	(27)	(27)

Total	190	154	356	301

Building Products Distribution:
L&W Supply Corporation	454	325	816	620

Eliminations	(177)	(131)	(324)	(253)

Total USG Corporation	1,145	914	2,165	1,776

Operating Profit:
North American Gypsum:
U.S. Gypsum Company	87	36	148	66
CGC Inc. (gypsum)	9	7	22	12
Other subsidiaries*	6	4	13	7

Total	102	47	183	85

Worldwide Ceilings:
USG Interiors, Inc.	19	7	31	13
USG International	4	1	5	2
CGC Inc. (ceilings)	3	1	5	2

Total	26	9	41	17

Building Products Distribution:
L&W Supply Corporation	31	16	45	24

Corporate	(20)	(18)	(36)	(36)
Chapter 11 reorganization expenses	(4)	(3)	(6)	(5)
Eliminations	(2)	(1)	(2)	—

Total USG Corporation	133	50	225	85

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$664	$700
Short-term marketable securities	65	64
Restricted cash	33	7
Receivables (net of reserves — $15 and $15)	488	321
Inventories	357	280
Income taxes receivable	24	26
Deferred income taxes	44	43
Other current assets	56	57

Total current assets	1,731	1,498
Long-term marketable securities	211	176
Property, plant and equipment (net of accumulated depreciation and depletion — $862 and $816)	1,800	1,818
Deferred income taxes	148	178
Goodwill	41	39
Other assets	103	90

Total Assets	4,034	3,799

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	274	202
Accrued expenses	203	206
Current portion of long-term debt	1	1
Income taxes payable	27	5

Total current liabilities	505	414
Long-term debt	1	1
Deferred income taxes	23	23
Other liabilities	442	429
Liabilities subject to compromise	2,240	2,243
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(258)	(258)
Capital received in excess of par value	414	414
Accumulated other comprehensive loss	(4)	(1)
Retained earnings	666	529

Total stockholders’ equity	823	689

Total Liabilities and Stockholders’ Equity	4,034	3,799